Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Amendment on Form 1-A of our audit report dated March 31, 2023, with respect to the balance sheets of Monogram Orthopaedics, Inc. as of December 31, 2022 & 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding a substantial doubt about Monogram Orthopaedics, Inc. ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such amendment.

Spokane, Washington

May 11, 2023